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UNITE HERE to Ashford: listen to your shareholders’ vote!

UNITE HERE decries Ashford Hospitality Trust’s decision to spin off Ashford Inc. before special meeting solicitation deadline.

New York City -- Ashford Hospitality Trust (AHT) has announced it has set the date for the spinoff of Ashford Inc. as November 12, 2014 – two days before the deadline for shareholders to call a Special Shareholder Meeting to vote on resolutions related to the spinoff, according to UNITE HERE.

“Not only is Ashford denying shareholders a vote on the spinoff, it is ramming the spinoff through 48 hours before the close of voting to convene a special meeting about the spinoff. If Ashford is confident that the restructuring will create shareholder value, why avoid a shareholder vote on these transactions?” asked JJ Fueser, UNITE HERE research coordinator.

AHT’s bylaws provide shareholders with a short 30-calendar day window to solicit the support of a majority of outstanding shares to call for a Special Meeting. Ashford’s own proxy responding to the call for a special meeting is still awaiting SEC clearance, with only nine business days left in the solicitation period.

Last week, Ashford announced it would restore a number of shareholder rights removed ahead of the spinoff. However, the reforms still leave Ashford Inc. shareholders without important tools to hold Inc.’s directors accountable – such as annual director elections and the ability to remove directors without cause. As an external REIT advisor, Ashford Inc. will have decision-making power over its client REITs.

UNITE HERE believes that Ashford has not been clear about the fact that Ashford Inc. common shares could be controlled by insiders post spinoff, thereby enabling insiders to thwart independent shareholders’ efforts to re-establish these rights through a vote at the first annual meeting

Meanwhile, shareholders at Ashford Trust have been shut out of important decisions twice in the last year – in the decision to spin off Ashford Prime, which has underperformed as a stand-alone REIT, and the decision to roll back shareholder rights at Ashford Trust.

UNITE HERE calls on Ashford to respect shareholders’ efforts to preserve our rights through the process established in its bylaws, and urges shareholders to vote TODAY to call for a Special Meeting of shareholders to:

 Vote on this major spinoff and restructuring;
 Ensure Ashford Inc. shareholders can hold their directors accountable;
 Require prior shareholder approval to remove key shareholder rights at Ashford Trust in the future. Regardless of the spin-off date, shareholders can make these changes at AHT if a majority call for a Special Meeting before Nov 13, because the proposals to be considered would amend AHT’s bylaws directly.

We remind shareholders to return their vote for a Special Meeting by November 10 for the most impact on the governance structure of Ashford Inc. and to make lasting bylaw amendments at AHT.

View our revised definitive proxy: http://www.sec.gov/Archives/edgar/data/1232582/000103442614000023/0001034426-14-000023-index.htm

View our most recent investor presentation: http://www.sec.gov/Archives/edgar/data/1232582/000103442614000030/0001034426-14-000030-index.htm

Contact:

JJ Fueser, 416-893-8570 , jjfueser@Unitehere.org

Elliott Mallen, 1-312-656-5807, emallen@Unitehere.org